AMENDMENT TO
STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of April 17, 2020 (this "Amendment"), is entered into by and between (i) Lake Niassa Empreendimentos e Participações Ltda., a limited liability company duly organized under the laws of the Federative Republic of Brazil (the "Buyer") and (ii) Tekoa Capital, LLC (the "Seller" and together with Buyer, the "Parties").

WHEREAS, the Parties entered into that certain Stock Purchase Agreement, dated as of February 7, 2020 (the "SPA"); and

NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Parties hereby agree to amend the SPA as follows:

1. Defined Terms in this Amendment. All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings ascribed thereto in the SPA.

2. Amendment to Section 1(a). Section 1(a) of the SPA is hereby deleted in its entirety and restated and replaced with the following:

"a. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer will purchase, and the Seller will sell, the Purchased Interest, free and clear of all liens, for the aggregate amount of US$ 1,180,422.25 (the "Purchase Price")."

3. Amendment to Section 9(a). Section 9(a) of the SPA is hereby deleted in its entirety and restated and replaced with the following:

"a. Termination. This Agreement shall automatically terminate in its entirety if all of the conditions set forth in Section 3 have not been satisfied, until 120 days after the date hereof. In the event of termination of this Agreement, this Agreement shall become void and of no effect with no liability on the part of any party hereto."

4. Acknowledgement. Notwithstanding anything to the contrary in the SPA, the Parties hereby acknowledge and agree that the SPA has not terminated and has been and remains in full force and effect as of the date of this Amendment, subject to the terms and conditions of the SPA as amended by this Amendment.

5. Miscellaneous.

(a) Except as otherwise provided for in this Amendment, the SPA shall remain unchanged and in full force and effect.

(b) The general provisions set forth in items (b) through (f) of Section 9 of the SPA shall apply *mutatis mutandis* to this Amendment.

(c) This Amendment may be executed and delivered in one or more counterparts (including by electronic transmission of a PDF file), each of which when executed and delivered will constitute an original of this Amendment, but all counterparts will together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

BUYER:

Lake Niassa Empreendimentos e Participações Ltda.

By: DocuSigned by: 8C9D6C89DBC6490... DocuSigned by: Orivaldo Padilha F9059577A3FD452...

Name: Helisson Brigido Andrade Lemos Orivaldo Padilha

Title:

Address: Rua Samuel Klein, no 83, Centro, São Caetano do Sul, São Paulo - CEP 09510-125

Email: helisson@viavarejo.com.br padilha@viavarejo.com.br

SELLER:

Tekoa Capital, LLC

By: Matthew Buzzelli

Name: Matthew Buzzelli

Title: Member

Address: 87 Larrimore Land, Ackworth, GA 30101

Email: matt.buzzelli@thetekoagroup.com

DS RLS

4816-0730-2328